Exhibit 99.1



                  [LETTERHEAD OF IMMTECH INTERNATIONAL, INC.]


CONTACT:  F. C. Thompson:  877-898-8038

               IMMTECH ANNOUNCES PRICING OF COMMON STOCK OFFERING

Vernon Hills, IL., February 8, 2006 - Immtech International, Inc. (Amex: IMM) today announced the pricing of an underwritten public offering of 2,000,000 shares of its common stock at a price of $8.00 per share. The gross proceeds to the Company are expected to be $16 million. The offering is being made pursuant to a shelf registration statement that was declared effective by the U.S. Securities and Exchange Commission on February 7, 2006. The Company granted the underwriter a 30-day option to purchase an additional 300,000 shares to cover over-allotments. All of the shares to be sold are being offered by the Company. The offering is expected to close on February 13, 2006.

Ferris, Baker Watts, Incorporated is acting as the sole book-running manager and underwriter of this offering. The offering of the shares is being made only by means of a prospectus, a copy of which can be obtained from Ferris, Baker Watts, Incorporated, 100 Light Street, Baltimore, MD 21202.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

On February 7, 2006, the Company's registration statement (File No. 333-130970) was declared effective by the United States Securities and Exchange Commission ("SEC"). The above offering was made pursuant to that registration statement.

About Immtech

Immtech International, Inc. is a pharmaceutical company developing and commercializing oral drugs to treat infectious diseases, and it is expanding the Company's markets by targeting other disorders. The Company has advanced clinical trials testing new treatments for malaria, Pneumocystis pneumonia and African sleeping sickness (trypanosomiasis). Immtech owns an exclusive worldwide license to a large library of well-defined pharmaceutical compounds with broad ranging therapeutic potential. For additional information, please visit http://www.immtech-international.com.

"Safe Harbor" Statement under the Private Securities Reform Act of 1995:
Statements in this press release regarding Immtech International, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.

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